Exhibit 5.1

Opinion of Cooley LLP

September 2, 2011

Exelixis, Inc.

210 East Grand Ave.

South San Francisco, CA 94080

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Exelixis, Inc. (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of an aggregate of 11,081,851 shares of the Company’s common stock, $0.001 par value (the “Shares”), of which 10,581,851 shares are pursuant to the Company’s 2011 Equity Incentive Plan and of which 500,000 shares are pursuant to the Company’s Amended and Restated 401(k) Plan (collectively, the “Plans”).

In connection with this opinion, we have examined the Registration Statement and related Prospectuses; the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect; the Plans and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and the related Prospectuses, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley LLP

/s/ Brett White
Brett White